    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2003.



                                                     REGISTRATION NO. 333-103451

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          CAL DIVE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                  MINNESOTA                                      95-3409686
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation of organization)                      Identification No.)

                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060
                                 (281) 618-0400
              (Address, including zip code, and telephone number,
        including area code, of registrants principal executive offices)

                                A. WADE PURSELL
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          CAL DIVE INTERNATIONAL, INC.
                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060
                                 (281) 618-0400
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

           JAMES LEWIS CONNOR, III                            ARTHUR H. ROGERS
  SENIOR VICE PRESIDENT AND GENERAL COUNSEL             FULBRIGHT & JAWORSKI L.L.P.
         CAL DIVE INTERNATIONAL, INC.                       1301 MCKINNEY STREET
   400 N. SAM HOUSTON PARKWAY E., SUITE 400                      SUITE 5100
             HOUSTON, TEXAS 77060                           HOUSTON, TEXAS 77010
                (281) 618-0400                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Effective Date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                7,486,907 SHARES
                                  COMMON STOCK
                            (NO PAR VALUE PER SHARE)

                          CAL DIVE INTERNATIONAL, INC.
                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060
                                 (281) 618-0400

     This prospectus covers the potential resale of up to 7,486,907 shares of Common Stock of Cal Dive International, Inc., some or all of which could potentially be issued to Fletcher International, Ltd. (including the entities and persons described elsewhere in this prospectus, "Fletcher") pursuant to rights of conversion or redemption, or in payment of quarterly dividends on shares of preferred stock issued or issuable under the First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, made by and between Cal Dive International, Inc. and Fletcher International, Ltd. (the "Agreement"), including, but not limited to, 25,000 shares of our Series A-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, issued under the Agreement, and 30,000 shares of Preferred Stock issuable upon Fletcher's exercise of rights under the Agreement. Some or all of the Common Stock so issued may be sold from time to time in the market or in other transactions by Fletcher. Fletcher may sell the shares of Common Stock described in this prospectus in various ways and at different times, but it is not required to sell any or all of these shares. We do not know if any of these shares will ultimately be issued to Fletcher or whether any of them will be sold pursuant to this prospectus. The price to the public for the shares and the proceeds to Fletcher at any time will depend upon the terms of such sale. We will not receive any of the proceeds from the sale of the Common Stock by Fletcher, but we are bearing some of the expense of registration of the shares. See "Plan of Distribution" beginning on page 8.


     Our Common Stock is listed on the Nasdaq National Market System under the symbol "CDIS." On April 22, 2003, the last reported sale price of our Common Stock on the Nasdaq National Market System was $16.32.



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.


                             ---------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


     UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US," "OUR COMPANY" OR "THE COMPANY" IN THIS PROSPECTUS REFER COLLECTIVELY TO CAL DIVE INTERNATIONAL, INC., A MINNESOTA CORPORATION, AND ITS SUBSIDIARIES.

                             ---------------------


                 The date of this prospectus is April 28, 2003

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About Cal Dive International, Inc. .........................    3
Risk Factors................................................    3
Special Statement Regarding Forward-Looking Statements......    6
Use of Proceeds.............................................    7
The Selling Shareholder.....................................    7
Plan of Distribution........................................    8
Description of Capital Stock................................   10
Incorporation of Documents by Reference.....................   13
Where You Can Find More Information.........................   14
Experts.....................................................   14
Legal Matters...............................................   15

                       ABOUT CAL DIVE INTERNATIONAL, INC.


     We are an energy services company specializing in subsea construction and well operations as well as providing oil and gas companies with alternatives to the traditional approaches of equity sharing in offshore properties. We operate primarily in the Gulf of Mexico, or Gulf, and recently in the North Sea with services that cover the lifecycle of an offshore oil and gas field. We believe we have a longstanding reputation for innovation in our subsea construction techniques, equipment design and methods of partnering with customers. Our diversified fleet of 23 vessels and 21 remotely operated vehicles (ROVs) and trencher systems performs services that support drilling, well completion, intervention, construction and decommissioning projects involving pipelines, production platforms, risers and subsea production systems. We also have acquired significant interests in oil and gas properties and related production facilities as part of our Production Partnering business. Our customers include major and independent oil and gas producers, pipeline transmission companies and offshore engineering and construction firms.


                                  RISK FACTORS


     There are various risks, described below, any one of which may materially impact your investment in our company or may in the future, and, in some cases, already do, materially affect us and our business, financial condition, or results of operations and could result in a partial or complete loss of your investment. You should consider carefully these factors with respect to your investment in our Common Stock. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements beginning on page 6.


OUR BUSINESS IS ADVERSELY AFFECTED BY LOW OIL AND GAS PRICES AND BY THE CYCLICALITY OF THE OIL AND GAS INDUSTRY.


     Our business is substantially dependent upon the condition of the oil and gas industry and, in particular, the willingness of oil and gas companies to make capital expenditures for offshore exploration, drilling and production operations. The level of capital expenditures generally depends on the prevailing view of future oil and gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including, but not limited to:



     - Worldwide economic activity,



     - Economic and political conditions in the Middle East and other oil-producing regions,



     - Coordination by the Organization of Petroleum Exporting Countries (OPEC),



     - The cost of exploring for and producing oil and gas,



     - The sale and expiration dates of offshore leases in the United States and overseas,



     - The discovery rate of new oil and gas reserves in offshore areas,



     - Technological advances,



     - Interest rates and the cost of capital,



     - Environmental regulations, and



     - Tax policies.



     The level of offshore construction activity did not increase despite higher commodity prices in 2002. We cannot assure you that activity levels will increase anytime soon. A sustained period of low drilling and production activity or the return of lower commodity prices would likely have a material adverse effect on our financial position and results of operations.

THE OPERATION OF MARINE VESSELS IS RISKY, AND WE DO NOT HAVE INSURANCE COVERAGE FOR ALL RISKS.


     Marine construction involves a high degree of operational risk. Hazards, such as vessels sinking, grounding, colliding and sustaining damage from severe weather conditions, are inherent in marine operations. These hazards can cause personal injury or loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims. We maintain such insurance protection as we deem prudent, including Jones Act employee coverage, which is the maritime equivalent of workers' compensation, and hull insurance on our vessels. We cannot assure you that any such insurance will be sufficient or effective under all circumstances or against all hazards to which we may be subject. A successful claim for which we are not fully insured could have a material adverse effect on us. Moreover, we cannot assure you that we will be able to maintain adequate insurance in the future at rates that we consider reasonable. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. As construction activity expands into deeper water in the Gulf, a greater percentage of our revenues may be from Deepwater construction projects that are larger and more complex, and thus riskier, than shallow water projects. As a result, our revenues and profits are increasingly dependent on our larger vessels. The current insurance on our vessels, in some cases, is in amounts approximating book value, which is less than replacement value. In the event of property loss due to a catastrophic marine disaster, mechanical failure or collision, insurance may not cover a substantial loss of revenues, increased costs and other liabilities, and could have a material adverse effect on our operating performance if we were to lose any of our large vessels.



OUR CONTRACTING BUSINESS DECLINES IN WINTER, AND BAD WEATHER IN THE GULF OR NORTH SEA CAN ADVERSELY AFFECT OUR OPERATIONS.



     Marine operations conducted in the Gulf and North Sea are seasonal and depend, in part, on weather conditions. Historically, we have enjoyed our highest vessel utilization rates during the summer and fall when weather conditions are favorable for offshore exploration, development and construction activities. We typically have experienced our lowest utilization rates in the first quarter. As is common in the industry, we typically bear the risk of delays caused by some but not all adverse weather conditions. Accordingly, our results in any one quarter are not necessarily indicative of annual results or continuing trends.


IF WE BID TOO LOW ON A TURNKEY CONTRACT, WE SUFFER CONSEQUENCES.

     A majority of our projects are performed on a qualified turnkey basis where described work is delivered for a fixed price and extra work, which is subject to customer approval, is billed separately. The revenue, cost and gross profit realized on a turnkey contract can vary from the estimated amount because of changes in offshore job conditions, variations in labor and equipment productivity from the original estimates, and the performance of others such as alliance partners. These variations and risks inherent in the marine construction industry may result in our experiencing reduced profitability or losses on projects.

ESTIMATES OF OUR OIL AND GAS RESERVES, FUTURE CASH FLOWS AND ABANDONMENT COSTS MAY BE SIGNIFICANTLY INCORRECT.


     Our proved reserves at December 31, 2002, included the reserves assigned to our ownership position in the Gunnison project, a Deepwater Gulf of Mexico oil and gas field operated by Kerr-McGee Corporation. These reserves constitute 47% of our total proved reserves as of December 31, 2002. The reserves assigned to Gunnison were not generated by our reservoir engineers, as we do not own the seismic data for the three fields that comprise Gunnison. Instead, they were determined based on information provided by the operator, Kerr-McGee Oil & Gas Corporation. These reserve estimates were reviewed by our engineers, including an assessment of the operator's assumptions and their engineering, geologic and evaluation principles and techniques. This prospectus also contains estimates of our other proved oil and gas reserves and the estimated future net cash flows therefrom based upon reports for the years ended December 31, 2000, 2001 and 2002, reviewed by Miller and Lents, Ltd., independent petroleum engineers. These reports rely upon various assumptions, including assumptions required by the Securities and Exchange Commission, as to oil and gas prices, drilling and operating expenses, capital expenditures, abandonment costs, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, these estimates are inherently imprecise. Actual future production, cash flows, development expenditures, operating and abandonment expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in these reports. Any significant variance in these assumptions could materially affect the estimated quantity and value of our proved reserves. You should not assume that the present value of future net cash flows from our proved reserves referred to in this prospectus is the current market value of our estimated oil and gas reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate. In addition, if costs of abandonment are materially greater than our estimates, they could have an adverse effect on earnings.

THE GUNNISON PROJECT MAY NOT RESULT IN THE EXPECTED CASH FLOWS OR SUBSEA ASSET UTILIZATION WE ANTICIPATE AND COULD INVOLVE SIGNIFICANT FUTURE CAPITAL OUTLAYS.


     The Gunnison project is subject to a number of assumptions and uncertainties, including estimates of the capital outlays necessary to develop the prospect and the cash flows that we may ultimately derive. We cannot assure you that we will be able to fund all required capital outlays or that these outlays will be profitable. Moreover, although we have contracts for subsea construction work, the extent of utilization of our subsea assets for such work has not been fully determined. We have a $35.0 million loan facility to provide for the financing of part of our portion of the construction costs of the spar, of which we had drawn down $31.9 million as of March 31, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" in our Form 10-K/A listed under "Incorporation of Documents by Reference."


EXPECTED CASH FLOWS FROM THE Q4000, INTREPID AND SEAWELL, AS WELL AS CANYON, MAY NOT BE IMMEDIATE OR AS HIGH AS EXPECTED.


     The Q4000, Intrepid and the Seawell are vessels that were placed into service during 2002. In addition, during 2002 we acquired Canyon Offshore, Inc., a supplier of ROVs to the offshore construction and telecommunications industry. We will not receive any material increase in revenue or cash flow from their operation until there is significant utilization of these vessels and Canyon's services. We cannot assure you that customer demand for these vessels and Canyon's services will be as high as currently anticipated and, as a result, our future cash flows may be adversely affected. New vessels from third parties may also enter the market in the coming years and compete with the Q4000, Intrepid and the Seawell for contracts.


OUR OIL AND GAS OPERATIONS INVOLVE SIGNIFICANT RISKS, AND WE DO NOT HAVE INSURANCE COVERAGE FOR ALL RISKS.

     Our oil and gas operations are subject to risks incident to the operation of oil and gas wells, including, but not limited to, uncontrollable flows of oil, gas, brine or well fluids into the environment, blowouts, cratering, mechanical difficulties, fires, explosions, pollution and other risks, any of which could result in substantial losses to us. We maintain insurance against some, but not all, of the risks described above.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

     The business in which we operate is highly competitive. Several of our competitors are substantially larger and have greater financial and other resources than we have. If other companies relocate or acquire vessels for operations in the Gulf or the North Sea, levels of competition may increase and our business could be adversely affected.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY EMPLOYEES, OR OUR FAILURE TO ATTRACT AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD DISRUPT OUR OPERATIONS AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Our industry has lost a significant number of experienced subsea people over the years due to, among other reasons, the volatility in commodity prices. Our continued success depends on the active participation of our key employees. The loss of our key people could adversely affect our operations. We believe that our success and continued growth are also dependent upon our ability to attract and retain skilled personnel. We believe that our wage rates are competitive; however, unionization or a significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in the wage rates we pay, or both. If either of these events occurs for any significant period of time, our revenues and profitability could be diminished and our growth potential could be impaired.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR RESULTS OF OPERATIONS COULD BE HARMED.


     We have a history of growing through acquisitions of large assets and acquisitions of companies. We must plan and manage our acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to effectively manage current and future acquisitions, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business.


WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IN RESPONSE TO CHANGES IN GOVERNMENT REGULATIONS.


     Our subsea construction, intervention, inspection, maintenance and decommissioning operations and our oil and gas production from offshore properties, including decommissioning of such properties, are subject to and affected by various types of government regulation, including numerous federal, state and local environmental protection laws and regulations. These laws and regulations are becoming increasingly complex, stringent and expensive to comply with, and significant fines and penalties may be imposed for noncompliance. We cannot assure you that continued compliance with existing or future laws or regulations will not adversely affect our operations.


CERTAIN PROVISIONS OF OUR CORPORATE DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER PROPOSAL.

     In addition to the 55,000 shares of preferred stock issued or issuable to Fletcher under the Agreement, our board of directors has the authority, without any action by our shareholders, to fix the rights and preferences on up to 4,945,000 shares of undesignated preferred stock, including dividend, liquidation and voting rights. In addition, our by-laws divide the board of directors into three classes. We are also subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. We also have employment contracts with all of our senior officers that require cash payments in the event of a "change of control." Any or all of the provisions or factors described above may have the effect of discouraging a takeover proposal or tender offer not approved by management and the board of directors and could result in shareholders who may wish to participate in such a proposal or tender offer receiving less for their shares than otherwise might be available in the event of a takeover attempt.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference include certain statements that may be deemed "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these statements by forward-looking words such as "anticipate," "believe," "budget," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "potential," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future financial position or results of operations or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict or control accurately. The factors listed under "Risk Factors" provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by Fletcher of the Common Stock described in this prospectus.


                            THE SELLING SHAREHOLDER



     The 7,486,907 shares of our Common Stock covered by this prospectus consist of shares of our Common Stock that may be issued to Fletcher upon conversion or redemption of or as dividends on the Series A Shares. As used in this prospectus, "Series A Shares" means the shares of our Series A-1 Cumulative Convertible Preferred Stock ("Series A-1 Preferred Stock") together with any additional shares of preferred stock issuable to Fletcher pursuant to rights under the Agreement, having, except as set forth in the Agreement, the same terms, conditions, rights, preferences and privileges as the Series A-1 Preferred Stock. As used in this prospectus, "Fletcher" means Fletcher International, Ltd. and donees, pledgees, transferees or other successors-in-interest selling shares received from Fletcher International, Ltd. as a gift, pledge, distribution or other transfer not involving a sale of our stock. The selling shareholder has not held any position or office nor has it had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.



     The following table provides certain information with respect to Fletcher, including Fletcher's beneficial ownership of our Common Stock as of April 22, 2003, and as adjusted to give effect to the sale of the shares covered by this prospectus. The amounts set forth below are based upon information provided to us by representatives of Fletcher, or on our records, as of April 22, 2003, and are accurate to the best of our knowledge. As of the date of this prospectus, Fletcher has not converted or redeemed any of the Series A-1 Preferred Stock and no shares of Common Stock have been issued as dividends on the Series A-1 Preferred Stock. It is possible that Fletcher may have acquired, sold, transferred or otherwise disposed of shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act of 1933, since the date on which it provided the information to us regarding the shares beneficially owned by it. This table assumes that Fletcher will offer for sale all of its shares of our Common Stock. We do not know whether Fletcher will convert or redeem the Series A Shares or whether it will offer for sale any or all of the Common Stock covered by this prospectus.


     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

                                 COMMON STOCK                                                 PERCENTAGE OF
                              DEEMED BENEFICIALLY                         COMMON STOCK      ALL COMMON STOCK
                                OWNED PRIOR TO        COMMON STOCK         TO BE OWNED         TO BE OWNED
NAME                            THE OFFERING(1)     OFFERED HEREBY(2)   AFTER OFFERING(3)   AFTER OFFERING(3)
----                          -------------------   -----------------   -----------------   -----------------
Fletcher International,
  Ltd.......................        833,333             7,486,907               0                   0

---------------

(1) Includes 833,333 shares deemed to be beneficially owned due to Fletcher's right to convert the Series A-1 Preferred Stock into Common Stock.

(2) We are contractually obligated to register a number of shares equal to not less than 7,486,907 pursuant to the Agreement.

(3) Assumes Fletcher will receive all shares of Common Stock included in this table and sell all such shares under this prospectus.


     The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. ("FAM") for Fletcher. FAM is an investment adviser to Fletcher and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and Fletcher, FAM has the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Exchange Act, Fletcher and FAM may each be deemed to beneficially own the securities registered under the registration statement of which this prospectus is a part. In addition, by virtue of Alphonse Fletcher, Jr.'s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. For these reasons, Mr. Fletcher may also be deemed to be a beneficial owner of these securities.

                              PLAN OF DISTRIBUTION

     We are registering all 7,486,907 shares covered by this prospectus on behalf of Fletcher. We will not receive any of the proceeds from sales by Fletcher of the shares of Common Stock covered by this prospectus. Fletcher may sell the shares covered by this prospectus that are ultimately issued to it at different times. Fletcher will act independently of us in making decisions for the timing, manner and size of each sale. The shares offered for sale under this prospectus are listed on the Nasdaq National Market. The sales may be made on one or more exchanges or quotation systems or in the over-the-counter market or in other transactions, at prices and at terms then prevailing or at prices related to the then current market price, or at otherwise negotiated prices.

     The shares may be sold by one or more of, or a combination of, the following in addition to any other method permitted under this prospectus:

     - A block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

     - an exchange or quotation system distribution that complies with the rules of the exchange or quotation system;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - an underwritten offering;

     - by pledge to secure debts and other obligations;

     - pursuant to hedging transactions; or

     - by a combination of the above methods of sale.


     If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in the resales.


     Some or all of the shares covered by this prospectus may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times.

     Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Fletcher and/or the purchasers of shares for whom such underwriters, broker-dealers or agents may act as agents or to whom they sell as principal, or both. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation for or to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. Underwriters, broker-dealers or agents and any other participating broker-dealers or Fletcher may be considered to be underwriters within the meaning of section 2(11) of the Securities Act, as amended, relating to the sales of the shares. Underwriters are defined in this section as any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security, or participates or has a direct or indirect participation in any undertaking, or participates or has a participation in the direct or indirect underwriting of any undertaking. Any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be considered to be underwriting discounts or commissions under the Securities Act. Because Fletcher may be considered to be an underwriter within the meaning of section 2(11) of the Securities Act, Fletcher may be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by us, Fletcher or any purchaser relating to the purchase or sale of shares under this prospectus will be considered or treated as an admission that any of them is an underwriter within the meaning of the Securities Act relating to the sale of any shares. Additionally, any securities covered by this prospectus that qualify for sale through Rule 144 under the Securities Act may be sold under Rule 144 rather than through this prospectus.

     The shares may be sold through registered or licensed brokers or dealers if required under applicable state securities law. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Fletcher may enter into hedging transactions with broker-dealers or others who, in turn, may resell the shares in the course of hedging the positions they assume through this prospectus. Fletcher may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of shares which the broker-dealer may then resell or transfer through this prospectus. Fletcher may also loan or pledge the shares to a broker-dealer, and the broker-dealer may sell the loaned shares, or upon a default the pledged shares, by use of this prospectus.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities for our Common Stock during some restricted periods. Additionally, Fletcher will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, that may limit the timing of purchases and sales of shares of our Common Stock by Fletcher. We will make copies of this prospectus available to Fletcher and have informed Fletcher of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by Fletcher that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. That supplement will disclose:


     - the name of the selling shareholder and of the participating broker-dealer(s);


     - the number of shares involved;

     - the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees for the registration of the shares. Fletcher will bear all commissions and discounts, if any, attributable to their individual sales of the shares. We have agreed to indemnify Fletcher and Fletcher may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK


     Our amended and restated articles of incorporation provide for authorized capital stock of 120,000,000 shares of Common Stock, of which 37,629,052 shares were issued and outstanding on April 22, 2003, and 5,000,000 shares of preferred stock, of which 25,000 shares are issued and outstanding. The following summary description of our capital stock is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated by-laws, each of which is incorporated by reference.



COMMON STOCK


     The holders of Common Stock are entitled to one vote for each share on all matters voted on by shareholders, and except as otherwise required by law or as provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of shares of Common Stock exclusively possess all voting power.


     Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Cal Dive available for distribution to such holders. The Common Stock is not convertible or redeemable and there are no sinking fund provisions therefor. Holders of the Common Stock are not entitled to any preemptive rights.



PREFERRED STOCK


     Our board of directors, without any action by our shareholders, is authorized to issue up to 5,000,000 shares of preferred stock, in one or more series and to determine the voting rights, preferences as to dividends and assets in liquidation and the conversion and other rights of each such series. There are 25,000 shares of Series A-1 Preferred Stock outstanding. See "Certain Anti-Takeover Provisions" below with regard to the effect that the issuance of additional shares of preferred stock might have on attempts to take over Cal Dive.


CERTAIN ANTI-TAKEOVER PROVISIONS


     The articles of incorporation and by-laws contain a number of provisions that could make the acquisition of Cal Dive by means of a tender or exchange offer, a proxy contest or otherwise more difficult. The description of those provisions set forth below is intended to be only a summary and is qualified in its entirety by reference to the pertinent sections of the articles of incorporation and the by-laws, which are incorporated by reference into this prospectus.

     Classified Board of Directors; Removal of Directors. Our directors are currently divided into three classes, only one class of which is subject to re-election in any given year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders generally will be required to effect a change in majority of the board of directors. Such a delay may help ensure that our directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the board of directors would be beneficial to us and our shareholders and whether a majority of our shareholders believes that such a change would be desirable.

     The articles of incorporation provide that our directors may only be removed by the affirmative vote of the holders of 68% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (the "Voting Stock").

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of Cal Dive, even though such an attempt might be beneficial to us and our shareholders. These provisions could thus increase the likelihood that incumbent directors will retain their positions. In addition, the classification provisions may discourage accumulations of large blocks of our Common Stock that are effected for purposes of changing the composition of the board of directors. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

     Preferred Stock. The articles of incorporation authorize the board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:

     - the designation of the series;

     - the number of shares of the series, which number the board may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding);

     - whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

     - the dates at which dividends, if any, will be payable;

     - the redemption rights and price or prices, if any, for shares of the series;

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Cal Dive;

     - whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Cal Dive or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all of the terms and conditions upon which such conversion may be made;

     - restrictions, if any, on the issuance of shares of the same series or of any other class or series; and

     - voting rights, if any, of the shareholder of such series, which may include the right of such shareholders to vote separately as a class on any matter.

     We believe that the ability of the board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares or preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our shareholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

     Although the board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, might impede the completion of a proxy contest, merger, tender or exchange offer or other attempt to obtain control of Cal Dive. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of Cal Dive and our shareholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

     No Shareholder Action by Written Consent; Special Meetings. The articles of incorporation and by-laws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The by-laws provide that special meetings of shareholders can be called only upon a written request by the chief executive officer or a majority of the members of the board of directors. Shareholders are not permitted to call a special meeting or to require that the board of directors call a special meeting.

     The provisions of the articles of incorporation and the by-laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal, including a shareholder proposal that a majority of shareholders believes to be in the best interest of Cal Dive, until the next annual meeting unless a special meeting is called. These provisions would also prevent the holders of a majority of the Voting Stock from unilaterally using written consents to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of shareholders prior to the time a majority of the board of directors believes such consideration to be appropriate.

     Amendment of Certain Provisions of the Articles of Incorporation and Bylaws. Under the Minnesota Business Corporation Act (the "MBCA"), the shareholders have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the articles of incorporation. The articles of incorporation provide that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and in addition to any other vote required by the articles of incorporation or by-laws, is required to amend provisions of the articles of incorporation of by-laws relating to:

     - the prohibition of shareholder action without a meeting;

     - the prohibition of shareholders calling a special meeting;

     - the number, election and term of our directors;

     - the removal of directors; and

     - fixing a quorum for meetings of shareholders.

     The vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock is required to amend all other provisions of the articles of incorporation. The by-laws further provide that the by-laws may be amended by the board of directors. These super-majority voting requirements will have the effect of making more difficult any amendment by shareholders of the by-laws or of any of the provisions that such amendment would be in their best interests.

     Anti-Takeover Legislation. As a public corporation, we are governed by the provisions of Section 302A.673 of the MBCA. This anti-takeover provision may eventually operate to deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of our Common Stock. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder's share acquisition date. A "business combination" includes mergers, asset sales and other transaction. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's Voting Stock. Reference is made to the detailed terms of Section 302A.673 of the MBCA.


LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The articles of incorporation contain a provision that eliminates, to the extent currently allowed under the MBCA, the personal monetary liability of a director to Cal Dive and our shareholders for breach of fiduciary duty of care as a director, except in certain circumstances. If a director of Cal Dive were to breach such fiduciary duty of care in performing duties as a director, neither Cal Dive nor our shareholders could recover monetary damages from the director, and the only course of action available to our shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, this provision of the articles of incorporation may reduce the likelihood of derivative litigation against directors for breach of their fiduciary duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder's only remedy is to enjoin the completion of the board of directors' action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after its has been completed. In such a situation, such shareholder would not have effective remedy against the directors.

     Our by-laws require us to indemnify directors and officers to the fullest extent permitted under Minnesota law. The MBCA provides that a corporation organized under the Minnesota law shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the MBCA) of the person, against judgments, penalties, fines, settlements, and reasonable expense incurred by the person in connection with the proceedings if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Selection 302A.521 of the MBCA contains detailed terms regarding such rights of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     All of the foregoing indemnification provisions include statements that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our Common Stock is Wells Fargo Bank Minnesota, N.A.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.


     - our annual report on Form 10-K/A for our fiscal year ended December 31, 2002;



     - our proxy statement on Schedule 14-A filed April 15, 2003; and



     - our current reports on Form 8-K dated January 8, 2003, January 22, 2003 and February 24, 2003.


     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superceded.

     Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Cal Dive International, Inc. 400 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060 Attn: A. Wade Pursell, Chief Financial Officer. Telephone requests may be directed to the Chief Financial Officer at (281) 618-0400. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon request, may be made available at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 233 Broadway, New York, New York 10279. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Cal Dive International, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

     Our Common Stock trades on the Nasdaq National Market System. Copies of reports, proxy statements and other information concerning us can also be inspected at the offices of National Association of Securities Dealers, Inc., located at 1735 K Street, N.W. Washington, D.C. 20006.

     We also have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the offering, reference is made to such registration statement, exhibits and schedules, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                                    EXPERTS


     The consolidated financial statements of Cal Dive International, Inc. at December 31, 2002, and for the year then ended appearing in Cal Dive International Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Cal Dive International, Inc. as of December 31, 2001 and for each of the years in the two year period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. On June 13, 2002, the Company dismissed

Arthur Andersen LLP as its principal independent auditors and engaged Ernst & Young LLP. The Company did not consult with Ernst & Young LLP on any matter prior to their retention in June 2002. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein.



     The estimated reserve evaluations (excluding Gunnison) and related calculations of Miller & Lents, Ltd. incorporated by reference in this prospectus and elsewhere in this registration statement have been included herein in reliance upon the authority of said firm as an expert in petroleum engineering.


                                 LEGAL MATTERS

     The validity of the Common Stock offered under this prospectus will be passed upon by our Special Counsel, Andrew C. Becher.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fees are estimated):

Registration fee -- Securities and Exchange Commission......  $10,496.63
Accountant's fees and expenses -- Company...................  $10,000.00
Legal expenses -- Company...................................  $15,000.00
Printing expenses...........................................  $ 2,000.00
Miscellaneous...............................................  $ 5,000.00
                                                              ----------
TOTAL.......................................................  $42,496.63

           All expenses itemized above shall be borne by our Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The articles of incorporation contain a provision that eliminates, to the extent currently allowed under the MBCA, the personal monetary liability of a director to Cal Dive and our shareholders for breach of fiduciary duty of care as a director, except in certain circumstances. If a director of Cal Dive were to breach such fiduciary duty of care in performing duties as a director, neither Cal Dive nor our shareholders could recover monetary damages from the director, and the only course of action available to our shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, this provision of the articles of incorporation may reduce the likelihood of derivative litigation against directors for breach of their fiduciary duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder's only remedy is to enjoin the completion of the board of directors' action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after its has been completed. In such a situation, such shareholder would not have effective remedy against the directors.

     Our by-laws require us to indemnify directors and officers to the fullest extent permitted under Minnesota law. The MBCA provides that a corporation organized under the Minnesota law shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the MBCA) of the person, against judgments, penalties, fines, settlements, and reasonable expense incurred by the person in connection with the proceedings if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Selection 302A.521 of the MBCA contains detailed terms regarding such rights of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     All of the foregoing indemnification provisions include statements that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 16.  EXHIBITS

 3.1 Amended and Restated Articles of Incorporation of registrant, incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement filed by registrant with the Securities and Exchange Commission on May 1, 1997 (Reg. No.
          333-26357) (the "Form S-1").
 3.2      Bylaws of registrant, incorporated by reference to Exhibit
          3.2 to the Form S-1.

..3    3   Articles of Correction, incorporated by reference to Exhibit 3.3 to the Form S-3 Registration
          Statement filed by registrant with the Securities and Exchange Commission on May 22, 2002 (Reg.
          No. 333-87620) (the "Form S-3").
 3.4      Amendment to the 1997 Amended and Restated Articles of Incorporation of registrant, incorporated by reference to Exhibit 3.4 to the Form S-3.
 3.5      Certificate of Rights and Preferences, incorporated by reference to Exhibit 3.1 to the Current
          Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on January
          22, 2003 (the "Form 8-K").
 4.1      Second Amended and Restated Loan and Security Agreement by and among Fleet Capital Corporation,
          Southwest Bank of Texas, N.A. and Whitney National Bank, as Lenders, and Cal Dive
          International, Inc., Energy Resource Technology, Inc., Aquatica, Inc. and Canyon Offshore,
          Inc., as Borrowers, dated February 22, 2002, incorporated by reference to Exhibit 4.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed by the registrant with the Securities and Exchange Commission on March 28, 2002 (the "2001 Form
          10-K").
 4.2      First Amendment to Second Amended and Restated Loan and Security Agreement by and among Fleet
          Capital Corporation, Southwest Bank of Texas, N.A. and Whitney National Bank, as Lenders, and
          Cal Dive International, Inc., Energy Resource Technology, Inc., Aquatica, Inc. and Canyon
          Offshore, Inc., as Borrowers, dated August 9, 2002, incorporated by reference to Exhibit 4.2 to the registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed by the registrant with the Securities and Exchange Commission on April 8, 2003 (the "2002
          Form 10-K").
 4.3      Second Amendment to Second Amended and Restated Loan and Security Agreement by and among Fleet
          Capital Corporation, Southwest Bank of Texas, N.A. and Whitney National Bank, as Lenders, and
          Cal Dive International, Inc., Energy Resource Technology, Inc. and Canyon Offshore, Inc., as
          Borrowers, dated August 30, 2002, incorporated by reference to Exhibit 4.3 to the 2002 Form
          10-K.
 4.4      Third Amendment to Second Amended and Restated Loan and Security Agreement by and among Fleet
          Capital Corporation, Southwest Bank of Texas, N.A. and Whitney National Bank, as Lenders, and
          Cal Dive International, Inc., Energy Resource Technology, Inc. and Canyon Offshore, Inc., as
          Borrowers, dated October 24, 2002, incorporated by reference to Exhibit 4.1 to this
          Registration Statement as originally filed by the registrant with the Securities and Exchange
          Commission on February 26, 2003 (Reg. 333-103451) (the "2003 Form S-3").
 4.5      Fourth Amendment to Second Amended and Restated Loan and Security Agreement by and among Fleet
          Capital Corporation, Southwest Bank of Texas, N.A. and Whitney National Bank, as Lenders, and
          Cal Dive International, Inc., Energy Resource Technology, Inc. and Canyon Offshore, Inc., as
          Borrowers, dated February 14, 2003, incorporated by reference to Exhibit 4.5 to the 2002 Form
          10-K.
 4.6      Participation Agreement among ERT, Cal Dive International, Inc., Cal Dive/Gunnison Business
          Trust No. 2001-1 and Bank One, N.A., et. al., dated as of November 8, 2001, incorporated by reference to Exhibit 4.2 to the 2001 Form 10-K.
 4.7      Form of Common Stock certificate, incorporated by reference to Exhibit 4.1 to the Form S-1.
 4.8      Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated, Citibank N.A. and
          Citibank International LLC dated as of August 16, 2000, incorporated by reference to Exhibit
          4.4 to the 2001 Form 10-K.
 4.9      Amendment No. 1 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated,
          Citibank N.A. and Citibank International LLC dated as of January 25, 2002, incorporated by reference to Exhibit 4.9 to the 2002 Form 10-K.
 4.10     Amendment No. 2 to Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO Incorporated,
          Citibank N.A. and Citibank International LLC dated as of November 15, 2002, incorporated by reference to Exhibit 4.4 to the 2003 Form S-3.
 4.11     First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31,
          2002, made by and between Cal Dive International, Inc. and Fletcher International, Ltd.,
          incorporated by reference to Exhibit 10.1 to the Form 8-K.

 4.12     Amended and Restated Credit Agreement among Cal
          Dive/Gunnison Business Trust No. 2001-1, Energy Resource
          Technology, Inc., Cal Dive International, Inc., Wilmington
          Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated July 26,
          2002, incorporated by reference to Exhibit 4.12 to the 2002
          Form 10-K.
 4.13     First Amendment to Amended and Restated Credit Agreement
          among Cal Dive/Gunnison Business Trust No. 2001-1, Energy
          Resource Technology, Inc., Cal Dive International, Inc.,
          Wilmington Trust Company, a Delaware banking corporation,
          the Lenders party thereto, and Bank One, NA, as Agent, dated
          January 7, 2003, incorporated by reference to Exhibit 4.13 to the 2002 Form 10-K.
 4.14     Second Amendment to Amended and Restated Credit Agreement
          among Cal Dive/Gunnison Business Trust No. 2001-1, Energy
          Resource Technology, Inc., Cal Dive International, Inc.,
          Wilmington Trust Company, a Delaware banking corporation,
          the Lenders party thereto, and Bank One, NA, as Agent, dated
          February 14, 2003, incorporated by reference to Exhibit 4.14 to the 2002 Form 10-K.
 5.1*     Opinion of Andrew C. Becher.
23.1**    Consent of Ernst & Young LLP.
23.2**    Consent of Miller & Lents, Ltd.
23.3*     Consent of Andrew C. Becher (included in Exhibit 5.1).
24.1*     Power of Attorney from members of the Board of Directors and certain officers of the registrant (located on the signature page of this Registration Statement as originally filed).


---------------


 * Previously filed.



** Filed herewith.


ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that the first two undertakings do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof;

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 28, 2003.


                                          CAL DIVE INTERNATIONAL, INC.

                                          By:      /s/ A. WADE PURSELL
                                            ------------------------------------
                                                      A. Wade Pursell

                                              Senior Vice President and Chief
                                                      Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                        TITLE                DATE
             ---------                        -----                ----

                 *                       Chairman, Chief      April 28, 2003
 --------------------------------           Executive
            Owen Kratz                Officer and Director


                 *                      President, Chief      April 28, 2003
 --------------------------------           Operating
         Martin R. Ferron             Officer and Director


                 *                      Vice Chairman and     April 28, 2003
 --------------------------------           Director
       S. James Nelson, Jr.


        /s/ A. WADE PURSELL           Senior Vice President   April 28, 2003
-----------------------------------         and Chief
          A. Wade Pursell               Financial Officer
                                           (principal
                                          financial and
                                       accounting officer)


                 *                          Director          April 28, 2003
 --------------------------------
          Gordon F. Ahalt


                 *                          Director          April 28, 2003
 --------------------------------
      Bernard J. Duroc-Danner


                 *                          Director          April 28, 2003
 --------------------------------
         William Transier


                 *                          Director          April 28, 2003
 --------------------------------
            John Lovoi


                 *                          Director          April 28, 2003
 --------------------------------
          Anthony Tripodo


*By:  /s/ JAMES LEWIS CONNOR, III
     --------------------------------
        James Lewis Connor, III,
          As Attorney-in-Fact
        For Each of the Persons
               Indicated

                                    EXHIBITS


 3.1 Amended and Restated Articles of Incorporation of registrant, incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement filed by registrant with the Securities and Exchange Commission on May 1, 1997 (Reg. No.
          333-26357) (the "Form S-1").
 3.2      Bylaws of registrant, incorporated by reference to Exhibit
          3.2 to the Form S-1.
 3.3      Articles of Correction, incorporated by reference to Exhibit
          3.3 to the Form S-3 Registration Statement filed by registrant with the Securities and Exchange Commission on May 22, 2002 (Reg. No. 333-87620) (the "Form S-3").
 3.4      Amendment to the 1997 Amended and Restated Articles of
          Incorporation of registrant, incorporated by reference to
          Exhibit 3.4 to the Form S-3.
 3.5 Certificate of Rights and Preferences, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange
          Commission on January 22, 2003 (the "Form 8-K").
 4.1 Second Amended and Restated Loan and Security Agreement by and among Fleet Capital Corporation, Southwest Bank of
          Texas, N.A. and Whitney National Bank, as Lenders, and Cal
          Dive International, Inc., Energy Resource Technology, Inc.,
          Aquatica, Inc. and Canyon Offshore, Inc., as Borrowers, dated February 22, 2002, incorporated by reference to
          Exhibit 4.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed by the registrant with the Securities and Exchange Commission on March 28, 2002 (the "2001 Form 10-K").
 4.2      First Amendment to Second Amended and Restated Loan and
          Security Agreement by and among Fleet Capital Corporation,
          Southwest Bank of Texas, N.A. and Whitney National Bank, as
          Lenders, and Cal Dive International, Inc., Energy Resource
          Technology, Inc., Aquatica, Inc. and Canyon Offshore, Inc., as Borrowers, dated August 9, 2002, incorporated by reference to Exhibit 4.2 to the registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed by the registrant with the Securities and Exchange
          Commission on April 8, 2003 (the "2002 Form 10-K").
 4.3      Second Amendment to Second Amended and Restated Loan and
          Security Agreement by and among Fleet Capital Corporation,
          Southwest Bank of Texas, N.A. and Whitney National Bank, as
          Lenders, and Cal Dive International, Inc., Energy Resource
          Technology, Inc. and Canyon Offshore, Inc., as Borrowers, dated August 30, 2002, incorporated by reference to Exhibit
          4.3 to the 2002 Form 10-K.
 4.4      Third Amendment to Second Amended and Restated Loan and
          Security Agreement by and among Fleet Capital Corporation,
          Southwest Bank of Texas, N.A. and Whitney National Bank, as
          Lenders, and Cal Dive International, Inc., Energy Resource
          Technology, Inc. and Canyon Offshore, Inc., as Borrowers, dated October 24, 2002, incorporated by reference to Exhibit
          4.1 to this Registration Statement as originally filed by the registrant with the Securities and Exchange Commission on February 26, 2003 (Reg. 333-103451) (the "2003 Form
          S-3").
 4.5      Fourth Amendment to Second Amended and Restated Loan and
          Security Agreement by and among Fleet Capital Corporation,
          Southwest Bank of Texas, N.A. and Whitney National Bank, as
          Lenders, and Cal Dive International, Inc., Energy Resource
          Technology, Inc. and Canyon Offshore, Inc., as Borrowers, dated February 14, 2003, incorporated by reference to
          Exhibit 4.5 to the 2002 Form 10-K.
 4.6      Participation Agreement among ERT, Cal Dive International,
          Inc., Cal Dive/Gunnison Business Trust No. 2001-1 and Bank
          One, N.A., et. al., dated as of November 8, 2001, incorporated by reference to Exhibit 4.2 to the 2001 Form
          10-K.
 4.7 Form of Common Stock certificate, incorporated by reference to Exhibit 4.1 to the Form S-1.
 4.8      Credit Agreement among Cal Dive I-Title XI, Inc., GOVCO
          Incorporated, Citibank N.A. and Citibank International LLC dated as of August 16, 2000, incorporated by reference to
          Exhibit 4.4 to the 2001 Form 10-K.
 4.9      Amendment No. 1 to Credit Agreement among Cal Dive I-Title
          XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank
          International LLC dated as of January 25, 2002, incorporated by reference to Exhibit 4.9 to the 2002 Form 10-K.

 4.10     Amendment No. 2 to Credit Agreement among Cal Dive I-Title
          XI, Inc., GOVCO Incorporated, Citibank N.A. and Citibank
          International LLC dated as of November 15, 2002,
          incorporated by reference to Exhibit 4.4 to the 2003 Form
          S-3.
 4.11     First Amended and Restated Agreement dated January 17, 2003, but effective as of December 31, 2002, made by and between
          Cal Dive International, Inc. and Fletcher International,
          Ltd., incorporated by reference to Exhibit 10.1 to the Form
          8-K.
 4.12     Amended and Restated Credit Agreement among Cal
          Dive/Gunnison Business Trust No. 2001-1, Energy Resource
          Technology, Inc., Cal Dive International, Inc., Wilmington
          Trust Company, a Delaware banking corporation, the Lenders party thereto, and Bank One, NA, as Agent, dated July 26,
          2002, incorporated by reference to Exhibit 4.12 to the 2002
          Form 10-K.
 4.13     First Amendment to Amended and Restated Credit Agreement
          among Cal Dive/Gunnison Business Trust No. 2001-1, Energy
          Resource Technology, Inc., Cal Dive International, Inc.,
          Wilmington Trust Company, a Delaware banking corporation,
          the Lenders party thereto, and Bank One, NA, as Agent, dated
          January 7, 2003, incorporated by reference to Exhibit 4.13 to the 2002 Form 10-K.
 4.14     Second Amendment to Amended and Restated Credit Agreement
          among Cal Dive/Gunnison Business Trust No. 2001-1, Energy
          Resource Technology, Inc., Cal Dive International, Inc.,
          Wilmington Trust Company, a Delaware banking corporation,
          the Lenders party thereto, and Bank One, NA, as Agent, dated
          February 14, 2003, incorporated by reference to Exhibit 4.14 to the 2002 Form 10-K.
 5.1*     Opinion of Andrew C. Becher.
23.1**    Consent of Ernst & Young LLP.
23.2**    Consent of Miller & Lents, Ltd.
23.3*     Consent of Andrew C. Becher (included in Exhibit 5.1).
24.1*     Power of Attorney from members of the Board of Directors and certain officers of the registrant (located on the signature page of this Registration Statement as originally filed).


---------------


 * Previously filed.



** Filed herewith.